Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Amprius Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Warrants to purchase Common Stock	Rule 457(f)	15,700,000(3)	$0.50(4)	$7,850,000(4)	$0.00014760	$1,158.66(5)

Fees Previously Paid	—	—	—	—	—	—		—

	Total Offering Amounts					$7,850,000		$1,158.66

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$1,158.66

(1)

As discussed in the Prospectus/Offer to Exchange (the “Prospectus/Offer to Exchange”), which forms a part of the Registration Statement on Form S-4 to which this Exhibit 107 is filed as an exhibit, in lieu of issuing fractional shares, any holder who would otherwise have been entitled to receive fractional shares pursuant to the offering (the “Offer”) by Amprius Technologies, Inc. (the “Company”) to holders the Company’s outstanding private placement warrants (the “Private Warrants”) to purchase up to 15,900,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), outstanding as of June 18, 2024 (excluding the 200,000 Private Warrants held by Justin Mirro, a member of the Company’s board of directors, who has waived his right to participate in the Offer) the opportunity to exchange such warrants and receive 0.197 of a share of Common Stock in exchange for each Private Warrant, will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of the Common Stock on the New York Stock Exchange on the last trading day of the Offer Period (as defined in the Prospectus/Offer to Exchange).

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Company is also registering an indeterminate number of additional shares of Common Stock issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(3)	Represents 15,700,000 Private Warrants, which is the maximum number of Private Warrants that may be exchanged in the Offer.

(4)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act, utilizing $0.50, the book value of a Private Warrant, as computed as of March 31, 2024. No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.

(5)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.